As filed with the Securities and Exchange Commission on April 2, 2026

Registration No. 333-291030

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APTERA MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	3751	83-4079594
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5818 El Camino Real

Carlsbad, California 92008

858-371-3151

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Anthony

Co-Chief Executive Officer

Aptera Motors Corp.

5818 El Camino Real

Carlsbad, California 92008

858-371-3151

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Traci M. Tomaselli, Esq.

Daniel L. Forman, Esq.

Stephen G. Zapf, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(646) 414-6926

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On October 23, 2025, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-291030), as amended by Pre-Effective Amendment No. 1 filed on October 23, 2025, and subsequently became effective on November 12, 2025 (as amended from time to time, the “Registration Statement”). The Registration Statement initially registered the resale of up to 6,000,000 shares of our Class B common stock, par value $0.0001 per share, by the Selling Stockholder identified in this prospectus. Since then, 610,127 shares have been sold, including 45,127 Commitment Shares.

This Post-Effective Amendment No. 1 to Form S-1 (“Post-Effective Amendment No. 1”) is being filed by the Company to update the Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K filed on March 30, 2026 and certain other information in such Registration Statement.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 2, 2026

PROSPECTUS

APTERA MOTORS CORP.

6,000,000 Shares of Class B Common Stock

This prospectus relates to the offer and resale of up to 6,000,000 shares of Class B common stock, par value $0.0001 per share of Aptera Motors Corp., a Delaware corporation (the “Class B common stock”) by New Circle Principal Investments LLC, a Delaware limited liability company (the “Selling Stockholder” or “New Circle”). The shares of Class B common stock being offered by New Circle have been and may be issued pursuant to the share purchase agreement dated October 13, 2025 that we entered into with New Circle (the “Purchase Agreement”). The shares registered for resale also include shares of Class B common stock having an aggregate value of $375,000 that we issued to New Circle as consideration for its commitment to purchase our Class B common stock pursuant to the Purchase Agreement (the “Commitment Shares”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class B common stock by New Circle. However, we may receive up to $75 million in aggregate gross proceeds under the Purchase Agreement. See the sections entitled “The New Circle Transaction” for a description of the transaction contemplated by the Purchase Agreement and “Selling Stockholder” for additional information regarding New Circle.

Our registration of the securities covered by this prospectus does not mean that New Circle will offer or sell any of the Class B common stock. Subject to the terms of the Purchase Agreement, New Circle may sell the shares of our Class B common stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how New Circle may sell the shares in the section entitled “Plan of Distribution.” New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any profits on the sales of our Class B common stock by New Circle and any discounts, commissions or concessions received by New Circle may be deemed to be underwriting discounts and commissions under the Securities Act.

New Circle will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Common Stock by New Circle pursuant to this prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by New Circle, including legal and accounting fees. See “Plan of Distribution.”

Our Class B Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SEV”. On March 31, 2026, the closing price of our Class B Common Stock was $2.65.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

See the section titled “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our Class B common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2026

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or SEC. Neither we nor the Selling Stockholder has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Selling Stockholder will offer to sell, and seek offers to buy, shares of their Class B common stock only in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class B common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Stockholder has done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of Class B common stock by the Selling Stockholder and the distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC on Form S-1. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class B common stock by the Selling Stockholder, although we will receive proceeds from sales of our Class B common stock to New Circle that we may make pursuant to the Purchase Agreement, as described in this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update, or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of our securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class B common stock. You should carefully read this prospectus in its entirety before investing in our Class B common stock, including the information incorporated by reference in this prospectus, any subsequently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q and our other filings with the SEC that are incorporated by reference into this prospectus and our financial statements and related notes incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in this prospectus on page 5 and in the documents incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, the terms “Aptera,” “the Company,” “we,” “us,” and “our” in this prospectus refer to Aptera Motors Corp. Aptera is not legally related to Aptera Motors Inc. Our fiscal year ends December 31. Unless otherwise indicated, amounts in this prospectus, other than share amounts, are in thousands.

APTERA MOTORS CORP.

Overview

We are an automotive technology company focused on developing and manufacturing highly efficient solar electric vehicles (SEVs). Our flagship vehicle, the Aptera, is a three-wheeled, two-passenger vehicle designed for efficiency and sustainability. We believe the Aptera’s unique design, incorporating solar charging capabilities and aerodynamic efficiency, will offer a compelling alternative to conventional vehicles.

Our Business Model

We intend to generate revenue primarily through the sale of our SEVs. Our current focus is on completing the development and commencing production of the Aptera. To date, we have not commenced production of our SEVs. We plan to offer various Aptera models with different features and price points. We may also explore other revenue streams in the future, such as providing charging infrastructure or developing related technologies.

The Aptera

The Aptera is designed to be a highly efficient vehicle, minimizing energy consumption through its aerodynamic design and lightweight construction. Its integrated solar panels are intended to supplement battery charging, potentially allowing drivers to travel significant distances using only solar power. The Aptera is designed to be a practical and sustainable transportation solution for daily commuting and other driving needs.

Competitive Advantages

We believe the Aptera offers several competitive advantages, including:

●	High Efficiency: The Aptera’s aerodynamic design and lightweight construction contribute to its high energy efficiency.

●	Solar Charging: Integrated solar panels provide supplemental charging, potentially reducing reliance on traditional charging infrastructure.

●	Unique Design: The Aptera’s distinctive three-wheeled design differentiates it from conventional vehicles.

●	Sustainability: The Aptera’s electric powertrain and solar charging capabilities contribute to a reduced environmental footprint.

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Challenges

We face numerous challenges in developing and commercializing the Aptera, including:

●	Production: We have not yet commenced production of the Aptera and face risks associated with scaling production.

●	Competition: The passenger vehicle industry is highly competitive, and we face competition from established automakers and other electric vehicle manufacturers.

●	Technology: The development of advanced technologies, such as solar charging and battery systems, involves technical risks.

●	Funding: We will require significant additional capital to fund our operations and achieve our business objectives.

Corporate Information

Aptera Motors Corp. was formed on March 4, 2019 under the laws of the state of Delaware, and is a public benefit corporation in Delaware Our headquarters are located in Carlsbad, California. Our website address is www.aptera.us. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class B common stock.

Our Capital Structure

We have two classes of authorized common stock - Class B common stock and Class A common stock. This prospectus relates to the registration and resale of up to 6,000,000 shares of our Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except that our Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Each share of Class A common stock is entitled to one vote and is convertible at any time into one share of Class B common stock. The Class B common stock has no voting rights, except as required by Delaware General Corporation Law. However, upon and following the Final Conversion Date-defined as the date that no shares of Class A common stock remain outstanding-holders of Class B common stock will be entitled to one vote per share. 20,000,000 shares of Preferred Stock may be issued from time to time in one or more series by a resolution of the Board of Directors establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series. See “Description of Capital Stock - Common Stock - Voting Rights” and “Description of Capital Stock - Preferred Stock - Voting Rights”.

Channels for Disclosure of Information

We intend to announce material information to the public through filings with the SEC, the investor relations page on our website (www.aptera.us), press releases, public conference calls, public webcasts, and our social media pages. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class B common stock.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

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Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company,

We may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	an exemption from the requirement that critical audit matters be discussed in our independent auditor’s reports on our audited financial statements or any other requirements that may be adopted by the Public Company Accounting Oversight Board unless the SEC determines that the application of such requirements to emerging growth companies is in the public interest;

●	reduced disclosure obligations about our executive compensation arrangements;

●	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements; and

●	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (4) the last day of the fiscal year ending after the fifth anniversary of the date of our first public equity sale.

We may take advantage of these exemptions until such time as we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies that have adopted the new or revised accounting standards. It is possible that some investors will find our Class B common stock less attractive as a result, which may result in a less active trading market for our Class B common stock and higher volatility in the stock price of our Class B common stock.

Public Benefit Corporation Status

As a demonstration of our long-term commitment to promote solar mobility and to work towards positively impacting the communities in which we operate, we are treated as a public benefit corporation under Delaware law. As provided in the Amended & Restated Certificate of Incorporation (our “Amended Charter”), the public benefits that we promote, and pursuant to which we manage our Company, are to break the chains of energy dependence by championing solar mobility-liberating communities, restoring sustainability, and forging a future where power belongs to the people. Being a public benefit corporation underscores our commitment to our purpose and our stakeholders, including consumers and customers, communities, and stockholders. See the section titled “Description of Capital Stock-Public Benefit Corporation Status” for additional information.

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THE OFFERING

Shares of Class B common stock offered by the Selling Stockholder	We are registering the sale by New Circle of an aggregate of 6,000,000 Class B shares consisting of:

●	the 45,127 Commitment Shares having an aggregate value of $375,000 issued to New Circle upon execution of the Purchase Agreement; and

●	the shares that we may sell and issue to New Circle from time to time under the Purchase Agreement, of which 565,000 Purchase Shares have previously been sold to New Circle.

Shares of Class B common stock outstanding prior to this offering	24,570,241 shares (as of March 20, 2026).

Shares of Class B common stock outstanding after this offering	30,570,241 shares, assuming the sale of a total of 6,000,000 Purchase Shares and including the Commitment Shares previously issued to New Circle. The actual number of Purchase Shares issued will vary depending upon the actual sales prices to New Circle pursuant to the Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the resale of shares by the Selling Stockholder. We may receive up to $75.0 million in aggregate gross proceeds under the Purchase Agreement from sales of our Class B common stock that we elect to make to New Circle pursuant to the Purchase Agreement, from time to time in our sole discretion, from and after the Commencement Date. See “Use of Proceeds” on page 10 for additional information.

Risk factors	You should carefully read the “Risk Factors” beginning on page 5 and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class B common stock.

Nasdaq symbol for our Common Stock	“SEV”

The number of shares of Class B common stock to be outstanding immediately prior to and after this offering is based on 24,570,241 shares of Class B common stock outstanding as of March 20, 2026, and excludes:

●	6,454,481 shares of Class B common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $15.63;
●	406,031 shares of Class B common stock issuable upon the exercise of outstanding restricted stock units;
●	6,056,837 shares of Class B common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $5.09 per share; and
●	15,429,548 shares of Class B common stock available for future issuance under our 2025 Omnibus Equity Incentive Plan.

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RISK FACTORS

Investing in our Class B common stock involves a high degree of risk. You should carefully consider all of the information in this prospectus and the documents incorporated by reference herein and, in particular, the risks described below and the Risk Factors included in any prospectus supplement or amendment, our Annual Report on Form 10-K for the year ended December 31, 2025, and any subsequently filed Quarterly Reports on Form 10-Q and our other filings with the SEC that are incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business. If any of the following risks occur, our business, financial condition, operating results, and future prospects could be materially and adversely affected. In that event, the price of our Class B common stock could decline, and you could lose part or all of your investment.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement with New Circle.

On October 13, 2025, we entered into the Purchase Agreement with New Circle, pursuant to which New Circle has committed to purchase up to $75 million in shares of our Class B common stock, subject to certain limitations and conditions set forth in the Purchase Agreement.

The shares of our Class B common stock that may be issued under the Purchase Agreement may be sold by us to New Circle at our discretion from time to time over an approximately 36-month period commencing on November 12, 2025, subject to the satisfaction of the conditions set forth in the Purchase Agreement. We generally have the right to control the timing and amount of any sales of our shares of our Class B common stock to New Circle under the Purchase Agreement. Sales of our Class B common stock to New Circle under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all or a portion of the shares of our Class B common stock that may be available pursuant to the Purchase Agreement, or decide to not sell to New Circle any shares of our Class B common stock that may be available for us to sell to New Circle pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by New Circle for the shares of our Class B common stock that we may elect to sell to New Circle under the Purchase Agreement will fluctuate based on the market prices of our Class B common stock at that time, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our Class B common stock that we will sell to New Circle under the Purchase Agreement, the purchase price per share that New Circle will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by New Circle under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $75 million of our Class B common stock to New Circle, only 6,000,000 shares of our Class B common stock are being registered for resale by New Circle under the registration statement that includes this prospectus, consisting of the Commitment Shares that we previously issued to New Circle upon execution of the Purchase Agreement as consideration for its commitment to purchase our Class B common stock under the Purchase Agreement and the Purchase Shares that we may elect to sell to New Circle, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement. As of the date hereof, 565,000 Purchase Shares have been sold to New Circle.

If we elect to sell to New Circle all of the Purchase Shares being registered for resale under this prospectus that are available for sale by us to New Circle in purchases under the Purchase Agreement, depending on the market prices of our Class B common stock during such purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $75 million (the “Total Commitment”) available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

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If it becomes necessary for us to issue and sell to New Circle under the Purchase Agreement more than 6,000,000 shares being registered for resale under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to the total commitment of an aggregate of $75 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by New Circle of any such additional shares of our Class B common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. We will need to obtain stockholder approval to issue shares of our Class B common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with the Nasdaq listing rules before we may elect to sell any additional shares of our Class B common stock to New Circle under the Purchase Agreement. In addition, New Circle will not be required to purchase any shares of our Class B common stock if such sale would result in New Circle’s beneficial ownership exceeding 4.99% of the then outstanding shares of our Common Stock.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our Class B common stock in addition to the 6,000,000 shares of our Common Stock being registered for resale by New Circle under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Class B common stock ultimately offered for resale by New Circle is dependent upon the number of shares of our Class B common stock we ultimately sell to New Circle under the Purchase Agreement.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business. The extent to which we rely on New Circle as a source of funding will depend on a number of factors including the prevailing market price of our Class B common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from New Circle were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $75 million in gross proceeds under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to New Circle. If and when we do elect to sell shares of our Class B common stock to New Circle under the Purchase Agreement, after New Circle has acquired such shares, New Circle may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from New Circle at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from New Circle as a result of future sales made by us to New Circle at prices lower than the prices such investors paid for their shares.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

Subject to the terms and conditions the Purchase Agreement, we may, at our discretion, direct New Circle to purchase up to an aggregate of up to $75 million of our Class B common stock under the Purchase Agreement from time-to-time over an approximately 36-month period commencing on November 12, 2025, subject to the satisfaction of the conditions set forth in the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $75 million of our Class B common stock to New Circle, only 6,000,000 shares of our Class B common stock that we may elect to sell to New Circle under the Purchase Agreement are being registered. The purchase price per share for the shares of our Class B common stock that we may elect to sell to New Circle under the Purchase Agreement will fluctuate based on the market prices of our Class B common stock at that time. Accordingly, it is not currently possible to predict the number of shares that will be sold to New Circle, the actual purchase price per share to be paid by New Circle for those shares, the actual gross proceeds to be raised in connection with those sales, and whether or not we will need to register additional shares for resale by New Circle under the Purchase Agreement.

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The extent to which we rely on New Circle as a source of funding will depend on a number of factors, including the prevailing market price of our Class B common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from New Circle were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we were to sell to New Circle all of the shares of our Class B common stock available for sale to New Circle under the Purchase Agreement, we will still need additional capital to fully implement our business plan. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our Class B common stock or other securities might result in significant dilution and could cause the price of our Class B common stock to decline.

To raise capital, we may sell our Class B common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by New Circle, and New Circle or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class B common stock, or securities convertible or exchangeable into our Class B common stock, in future transactions may be higher or lower than the price per share paid by New Circle. Any sales of additional shares will dilute our stockholders.

Sales of a substantial number of shares of our Class B common stock in the public market or the perception that these sales might occur could depress the market price of our Class B common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Class B common stock. In addition, the sale of substantial amounts of our Class B common stock could adversely impact its price.

Management will have broad discretion as to the use of the proceeds from our sale of Class B common stock to New Circle under the Purchase Agreement, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from our sale to New Circle of shares of our Class B common stock to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. All statements contained in this prospectus and the documents incorporated by reference, other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this prospectus and the documents incorporated by reference include, but are not limited to, statements about:

●	our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses including changes in research and development, sales and marketing, and general and administrative expenses (including any components of the foregoing), and our ability to maintain future profitability;

●	our plans to raise capital to fund our operations;

●	our business plan and our ability to effectively manage our growth;

●	our ability to compete with well-established competitors and new entrants;

●	our ability to navigate the regulatory environment applicable to our operations and industry;

●	our ability to begin manufacturing our vehicles at scale;

●	our ability to attract and retain qualified employees and key personnel;

●	our ability to execute our strategy;

●	beliefs and objectives for future operations;

●	our ability to maintain, protect, and enhance our brand and intellectual property;

●	our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business;

●	economic and industry trends, projected growth, or trend analysis; and

●	increased expenses associated with being a public company.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus and the documents incorporated by reference.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus and the documents incorporated by reference may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.

You should read this prospectus, the documents incorporated by reference and the documents we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

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THE NEW CIRCLE TRANSACTION

On October 13, 2025, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with New Circle pursuant to which we have the right, but not the obligation, to issue and sell to New Circle, from time to time during the commitment period described below, up to an aggregate of $75,000,000 of our newly issued Class B common stock.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, from time to time during the commitment period to require New Circle to purchase Class B common stock, and New Circle is obligated to purchase such Class B common stock as we direct, subject to customary conditions, including our satisfaction of the conditions set forth in the Purchase Agreement. New Circle has no right to require us to sell any Class B common stock to them.

The per share purchase price will be calculated at our election based on either (i) 97% of the lowest daily volume weighted average price (“VWAP”) of our Class B common stock during a three consecutive trading day period (the “Option 1 Pricing Period”), or (ii) 96% of the VWAP of our Class B common stock during a single trading day or intraday period commencing at the open of trading and ending at 4:00 p.m. Eastern Time (the “Option 2 Pricing Period”); if a purchase notice selecting an Option 2 Pricing Period is delivered after 9:00 a.m. Eastern Time on a trading day, the Option 2 Pricing Period will commence at the open of trading on the immediately succeeding trading day, unless otherwise mutually agreed, in each case as more fully described in the Purchase Agreement. There are no upper limits on the price per share that New Circle must pay for the Class B common stock. Actual sales of Class B common stock to New Circle will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Class B common stock, and our capital needs and funding strategy.

Under the applicable Nasdaq rules, we may not issue to New Circle under the Purchase Agreement more than 19.99% of the outstanding Class B common stock immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (a) we obtain stockholder approval to issue Class B common stock in excess of the Exchange Cap in accordance with the applicable Nasdaq rules, or (b) stockholder approval is not required pursuant to Nasdaq rules.

Moreover, we may not issue or sell any Class B common stock to New Circle under the Purchase Agreement which, when aggregated with all other shares of our Class B common stock then beneficially owned by New Circle and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in New Circle beneficially owning more than 4.99% of the outstanding shares of our Class B common stock.

The net proceeds from sales, if any, under the Purchase Agreement to the Company will depend on the frequency and prices at which we sell shares of our Class B common stock to New Circle. We expect that any proceeds received by the Company from such sales to New Circle will be used for working capital and general corporate purposes.

New Circle has covenanted not to enter into or effect, in any manner whatsoever, directly or indirectly, any short sales of our Class B common stock or hedging transaction which establishes a net short position with respect to our Class B common stock; provided, however, that New Circle may sell a number of shares of our Class B common stock equal to the number of shares that it is unconditionally obligated to purchase under a pending purchase notice, but has not yet received from us.

As consideration for New Circle’s commitment, we paid to New Circle (i) a structuring fee of $25,000, (ii) a legal fee of $25,000, which was paid upon execution of the Purchase Agreement, and (iii) a commitment fee with an aggregate market value equal to $375,000 (the “Commitment Fee”), which was paid in Class B common stock (the “Commitment Shares”) valued based on the closing price of the Class B common stock on November 12, 2025.

In connection with the Purchase Agreement, we also entered into a Registration Rights Agreement, dated as of October 13, 2025 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to file, within 30 calendar days after the date of the Registration Rights Agreement, a registration statement to register the resale by New Circle of the Class B common stock issuable under the Purchase Agreement and the Commitment Shares, and to use reasonable best efforts to have such registration statement declared effective by the SEC within 45 days (or 60 days if reviewed by the SEC) after the filing deadline and to keep such registration statement effective, subject to customary grace and suspension periods, until the earlier of the sale of all registrable securities thereunder or the termination of the Purchase Agreement when New Circle holds no registrable securities.

The Purchase Agreement contains customary representations, warranties, covenants, conditions precedent to the delivery of purchase notices, limitations, and indemnification obligations of the parties, including customary limitations such as the Exchange Cap, the Ownership Limitation, and prohibitions on “Variable Rate Transactions” without New Circle’s prior written consent (subject to an exception for an “at-the-market” program).

The Purchase Agreement will automatically terminate upon the earliest of (i) the 36-month anniversary of November 12, 2025, (ii) the date on which New Circle shall have made payment to the Company for the Class B common stock equal to the Total Commitment, or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction is enacted, entered, promulgated, withdrawn or endorsed by any court or governmental authority of competent jurisdiction (including the SEC), the effect of which would prohibit any of the transactions contemplated by the Purchase Agreement. We may also terminate the Purchase Agreement at any time upon five trading days’ prior written notice to New Circle, provided that (A) there are no outstanding purchase notices under which Class B common stock have yet to be issued, and (B) we have paid all amounts owed to New Circle pursuant to the Purchase Agreement. The parties may also terminate the Purchase Agreement by mutual written consent.

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USE OF PROCEEDS

This prospectus relates to shares of our Class B common stock that may be offered and sold from time to time by New Circle. All of the Class B common stock offered by New Circle pursuant to this prospectus will be sold by New Circle for its own account. We will not receive any of the proceeds from these sales. We may receive up to $75 million aggregate gross proceeds under the Purchase Agreement from any sales we make to New Circle pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of our Class B common stock to New Circle. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

The Selling Stockholder will pay any underwriting commissions and discounts, and expenses incurred by the Selling Stockholder for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, Nasdaq listing fees and expenses of our counsel and our independent registered public accounting firm.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by New Circle of any or all of the shares of Class B common stock that may be issued by us to New Circle under the Purchase Agreement. For additional information regarding the issuance to New Circle of Class B common stock covered by this prospectus, see the section entitled “The New Circle Transaction” above. We are registering the shares of Class B common stock pursuant to the provisions of the Registration Rights Agreement we entered into with New Circle on October 13, 2025, in order to permit New Circle to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, New Circle has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of Class B common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder and reflects holdings as of March 20, 2026. The number of shares in the column “Maximum Number of Shares of Class B Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class B common stock that the Selling Stockholder may offer for resale under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class B common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class B common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Class B common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 24,570,241 shares of our Class B common stock outstanding on March 20, 2026. Because the purchase price of the shares of Class B common stock issuable under the Purchase Agreement is determined on the applicable Purchase Date with respect to a purchase, the number of shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

	Number of Shares of Class B Common Stock Owned Prior to Offering		Maximum Number of Shares of Class B Common Stock to be Offered Pursuant to this	Number of Shares of Class B Common Stock Owned After Offering
Names and Addresses	Number (1)	Percent	Prospectus	Number (2)	Percent
New Circle Principal Investments LLC	0	*	6,000,000	0	*

* less than 1%

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that New Circle may be required to purchase under the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of New Circle’s control, including with respect to the Purchase Agreement the registration statement that includes this prospectus becoming and remaining effective. Furthermore, purchases of shares of our Class B common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. The Purchase Agreement prohibits us from issuing and selling any shares of our Class B common stock to New Circle to the extent such shares, when aggregated with all other shares of our Class B common stock then beneficially owned by New Circle and its affiliates, would cause New Circle’s beneficial ownership of our Class B common stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibit us from issuing or selling shares of our Class B common stock under the Purchase Agreement and the transactions contemplated thereby, in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under the Nasdaq listing rules) may be amended or waived under the Purchase Agreement.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our Class B common stock to New Circle pursuant to the Purchase Agreement, we may need to sell to New Circle under the Purchase Agreement more shares of our Class B common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $75 million Total Commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we sell to New Circle under the Purchase Agreement.

(3)	New Circle is a wholly owned subsidiary of New Circle Capital LLC, the sole member of New Circle. Osman Ahmed and Walter Arnold are the Managing Members of New Circle Capital LLC. All investment decisions for New Circle Capital LLC are made by Messrs. Ahmed and Arnold. As such, each of New Circle, New Circle Capital LLC, and Messrs. Ahmed and Arnold may be deemed to have beneficial ownership of the securities directly held by New Circle. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein. The address of each of New Circle and New Circle Capital LLC is 60 West 23rd Street, #630, New York, NY 10010.

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DESCRIPTION OF CAPITAL STOCK

The following descriptions summarize important terms of our capital stock. This summary reflects Aptera’s Amended and Restated Certificate of Incorporation (the “Amended Charter”) and does not purport to be complete and is qualified in its entirety by the Amended Charter and the Amended and Restated Bylaws (the “Bylaws), which have been filed as Exhibits to the registration statement of which this prospectus forms a part. For a complete description Aptera’s capital stock, you should refer to our Amended Charter and our Bylaws and applicable provisions of the Delaware General Corporation Law. The descriptions of our capital stock reflect changes that will be in effect prior to the effectiveness of the registration statement of which this prospectus forms a part.

General

As of March 20, 2026, the authorized capital stock of the Company consists of 305,000,000 shares of common stock, par value $0.0001 per share, 190,000,000 of which shares are designated as “Class A common stock” and 115,000,000 of which shares are designated as “Class B common stock”.

As of March 20, 2026 the Company has the following outstanding securities:

●	12,026,870 shares of Class A Common Stock

●	24,570,241 shares of Class B Common Stock

In addition, 20,000,000 shares of Preferred Stock may be issued from time to time in one or more series by a resolution of the Board of Directors establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series.

Our Class A common stock has voting rights and our Class B common stock does not have voting rights under our Amended Charter. See “Common Stock - Voting Rights” and “Preferred Stock - Voting Rights” below for further details.

Common Stock

Class B common stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class A common stock; except that our Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law.

Voting Rights

Our Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law, for instance, if we were to:

●	change the par value of the common stock; or

●	amend our Amended Charter to alter the powers, preferences, or special rights of the common stock as a whole in a way that would adversely affect the holders of our Class B common stock.

Generally, for changes in par value, it would require the majority approval of all holders of our common stock to approve such change.

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In addition, Delaware law would permit holders of Class B common stock to vote separately, as a single class, if an amendment to our Amended Charter would adversely affect them by altering the powers, preferences, or special rights of the Class B common stock, but not the Class A common stock. As a result, in these limited instances, the holders of a majority of the Class B common stock could defeat any amendment to our Amended Charter. For example, if a proposed amendment of our Amended Charter provided for the Class B common stock to rank junior to the Class A common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class B common stock, with each share of Class B common stock entitled to one vote per share. In this instance, the holders of a majority of Class B common stock could defeat that amendment to our Amended Charter.

Further, upon and following the “Final Conversion Date” -defined as the date that no shares of Class A common stock remain outstanding-holders of Class B common stock will be entitled to one vote per share.

Our Amended Charter provides that the number of authorized shares of common stock or any class of common stock, including our Class B common stock, may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the Class A common stock. As a result, the holders of a majority of the outstanding Class A common stock can approve an increase or decrease in the number of authorized shares of Class B common stock without a separate vote of the holders of Class B common stock. This could allow us to increase and issue additional shares of Class B common stock beyond what is currently authorized in our Amended Charter without the consent of the holders of our Class B common stock.

Each holder of shares of Class A common stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Election of Directors

The holders of the Class A common stock shall be entitled to elect, remove and replace all directors of the Company.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends, The holders of the Class A common stock and the Class B common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends, In the event of the Company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A and Class B common stock, treated as a single class.

Conversion Rights

Each share of Class A common stock is convertible at any time at the option of the holder into one share of Class B common stock.

On any transfer of shares of Class A common stock, whether or not for value, each such transferred share will automatically convert into one share of Class B common stock, except for certain transfers described in our Amended Charter, including certain transfers for tax and estate planning purposes, transfers approved by our Board, and transfers to certain family members.

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Right of First Refusal

8,486,999 shares of the Company’s Class A common stock are subject to transfer restrictions. Should the holders of those shares wish to sell or transfer their securities, except under certain limited circumstances, the Company has a right of first refusal to purchase those shares.

Other Rights

Holders of Aptera’s Class A and Class B common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Aptera’s Class A or Class B common stock.

Preferred Stock

Pursuant to the Amended Charter, our board of directors will have the authority, without further action by our stockholders, to designate and issue shares of Preferred Stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of Preferred Stock, any or all of which may be greater than or senior to those granted to the holders of common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until such time as our board of directors determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:

●	diluting the voting power of the holders of common stock; reducing the likelihood that holders of common stock will receive dividend payments;

●	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and

●	delaying, deterring, or preventing a change-in-control or other corporate takeover.

All Classes of Stock

Voting Rights

Our Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B common stock to vote, with one vote per share, on a matter if we were to:

●	change the par value of the common stock; or

●	amend our Amended Charter to alter the powers, preferences, or special rights of the common stock as a whole in a way that would adversely affect the holders of our Class B common stock.

In addition, Delaware law would permit holders of Class B common stock to vote separately, as a single class, if an amendment to our Amended Charter would adversely affect them by altering the powers, preferences, or special rights of the Class B common stock, but not the Class A common stock. As a result, in these limited instances, the holders of a majority of the Class B common stock could defeat any amendment to our Amended Charter. For example, if a proposed amendment of our Amended Charter provided for the Class B common stock to rank junior to the Class A common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class B common stock, with each share of Class B common stock entitled to one vote per share. In this instance, the holders of a majority of Class B common stock could defeat that amendment to our Amended Charter.

Further, upon and following the “Final Conversion Date” -defined as the date that no shares of Class A common stock remain outstanding-holders of Class B common stock will be entitled to one vote per share.

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Our Amended Charter provides that the number of authorized shares of common stock or any class of common stock, including our Class B common stock, may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the Class A common stock. As a result, the holders of a majority of the outstanding Class A common stock can approve an increase or decrease in the number of authorized shares of Class B common stock without a separate vote of the holders of Class B common stock. This could allow us to increase and issue additional shares of Class B common stock beyond what is currently authorized in our Amended Charter without the consent of the holders of our Class B common stock.

Each holder of shares of Class A common stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Election of Directors

The holders of the Class A common stock shall be entitled to elect, remove and replace all directors of the Company.

Dividend Rights

The holders of the Class A common stock and the Class B common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the Company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A and Class B common stock, treated as a single class.

Conversion Rights

Each share of Class A common stock is convertible at any time at the option of the holder into one share of Class B common stock.

On any transfer of shares of Class A common stock, whether or not for value, each such transferred share will automatically convert into one share of Class B common stock, except for certain transfers described in our Amended Charter, including certain transfers for tax and estate planning purposes, transfers approved by our Board, and transfers to certain family members.

Right of First Refusal

2,266,105 of the Company’s Class A common stock are subject to transfer restrictions. Should the holders of those shares wish to sell or transfer their securities, except under certain limited circumstances, the Company has a right of first refusal to purchase those shares.

Other Rights

Holders of Aptera’s Class A and Class B common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Aptera’s Class A or Class B common stock.

Public Benefit Corporation Status

We are a public benefit corporation under subchapter XV of the Delaware General Corporation Law.

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As a public benefit corporation, our board of directors is required by the Delaware General Corporation Law to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and the specific public benefits identified in our Amended Charter. We are also required to assess our benefit performance internally and to disclose to stockholders at least biennially a report that details our promotion of the public benefits identified in our Amended Charter and of the best interests of those materially affected by our conduct. We expect that our board of directors will measure our benefit performance against the objectives and standards proposed by the Company and approved by the board of directors. When determining the objectives and standards by which our board of directors will measure our public benefit performance, our board of directors will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of our business on the communities in which we operate, and society and the environment, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii) transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.

Under the Delaware General Corporation Law, our stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of our outstanding shares or, upon our listing, the lesser of such percentage or shares of at least $2 million in market value.

Exclusive Forum Provision of our Certificate of Incorporation

Our Amended Charter contains exclusive forum provisions that designate specific courts as the exclusive forums for certain legal actions. These provisions are intended to reduce the risk of costly and duplicative litigation, but may limit a stockholder’s ability to bring claims in a judicial forum of their choosing.

Specifically, our Amended Charter provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of fiduciary duty;

●	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (DGCL), our Amended Charter, or our Bylaws; and

●	any action asserting a claim governed by the internal affairs doctrine.

In addition, our Amended Charter contains a federal forum provision that provides that the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act to the fullest extent permitted by law.

These exclusive forum provisions do not apply to claims under the Exchange Act which is subject to exclusive federal jurisdiction under Section 27 of the Exchange Act

Any person or entity purchasing or otherwise acquiring or holding any interest in our securities will be deemed to have notice of, and consented to, these exclusive forum provisions, including the federal forum provision.

These provisions may limit our stockholders’ ability to bring a claim in a forum they find favorable and may discourage lawsuits against us or our directors, officers, or employees. If a court were to find any of these provisions to be inapplicable or unenforceable in a particular case, we could incur additional costs associated with resolving the dispute in alternative jurisdictions, which could adversely affect our business, financial condition, and results of operations.

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PLAN OF DISTRIBUTION

We are registering the resale of up to 6,000,000 shares of Class B common stock by New Circle. New Circle will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Class B common stock by New Circle pursuant to this prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by New Circle, including legal and accounting fees. Amounts are in thousands except share amounts and per share data below.

The shares of Class B common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholder. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholder may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the ordinary shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Class B common stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Class B common stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

New Circle has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Class B common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act. New Circle has informed us that each such broker-dealer will receive commissions from New Circle that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class B common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class B common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class B common stock sold by the Selling Stockholder.

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We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class B common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and resale of the shares of our Class B common stock covered by this prospectus by New Circle. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have issued to New Circle $375,000 of shares of our Class B common stock as Commitment Shares. We also paid New Circle a structuring fee of $25,000 and reimbursed New Circle for the fees and disbursements of its counsel incurred in connection with the Purchase Agreement in the amount of $25,000.

We also have agreed to indemnify New Circle and certain other persons against certain liabilities in connection with the offering of shares of our Class B common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. New Circle has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by New Circle specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $100,000.

New Circle has agreed that during the term of the Purchase Agreement, neither New Circle, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class B common stock or any hedging transaction, which establishes a net short position with respect to our Class B common stock; provided, however, that New Circle may sell a number of shares of the Company’s Class B common stock equal to the number of shares that it is unconditionally obligated to purchase under a pending purchase notice, but has not yet received from the Company. We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Class B common stock offered by this prospectus have been sold by the Selling Stockholder.

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LEGAL MATTERS

The validity of the shares of Class B common stock offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2025 and 2024 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of dbbmckennon, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class B common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our Class B common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.aptera.us. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our Class B common stock.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the SEC are incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 30, 2026;

●	our Current Reports on Form 8-K, filed January 26, 2026 and March 12, 2026 (other than any portions deemed furnished and not filed); and

●	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 30, 2025, including any amendments thereto or reports filed for the purposes of updating this description, including Exhibit 4.12 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimate expenses to be paid by the registrant in connection with the offering described in this registration statements, other than underwriting discounts and commissions.

Amount Paid or to be Paid
SEC registration fee (1)	$4,417
Legal fees and expenses	50,000
Accounting fees and expenses	6,940
Miscellaneous expenses	38,643
Total	$100,000

(1) Previously paid.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the DGCL, the registrant’s Amended Charter that will be in effect following the effectiveness of this registration statement contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the registrant’s Bylaws provide that:

●	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

●	the registrant may indemnify its other employees and agents as set forth in the DGCL;

●	the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

●	the rights conferred in the Bylaws are not exclusive.

The indemnification provisions in the registrant’s Amended Charter and Bylaws may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities arising under the Securities Act.

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We plan to enter into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The Company has made the following securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act:

Employee Stock Options (Rule 701): Beginning in March 17, 2022, the Company issued 1,980,830 shares of Class B Common Stock to directors, officers, employees, consultants, and service providers upon the exercise of options under the 2021 Stock Option and Incentive Plan, at per share purchase prices ranging from $27.60 to $31.50, in reliance on Rule 701 of the Securities Act.

Private Placements (Section 4(a)(2)):

●	In 2022, the Company issued 386,364 shares of Class A Common Stock for approximately $10.2 million to 10 accredited investors.

●	In 2022, the Company issued 4,511 shares of Class B Common Stock to three separate vendors of the Company as consideration for approximately $125,000 in services rendered to the Company.

●	In 2022, the Company issued 144,927 shares of Class B Common Stock to Chery Automobile Co. Ltd in consideration for services rendered to the Company.

●	In 2023, the Company issued 69,343 shares of Class B Common Stock to 9 separate service providers (5 of which are individuals (one of which was an employee of the Company), and 4 of which are entities) as consideration for approximately $2.2 million in services rendered to the Company.

●	During the year ended December 31, 2022, the Company issued SAFE Agreements in the amount of $80 thousand to a service provider as consideration for services rendered, which was subsequently converted into Series B-1 Preferred Stock on August 25, 2022.

●	During the year ended December 31, 2024, the Company sold $675,000 worth of convertible notes to non-affiliated accredited investors, bearing 12% annual interest and maturing in 24 months, convertible into common stock.

●	During December 31, 2024, the Company issued to Amato and Partners, LLC, a vendor of the Company, a warrant to purchase 333,333 shares with an exercise price of $31.50. This warrant vests monthly through May 15, 2025, and expires on November 15, 2034. The Company has issued to the same vendor a warrant for 533,333 shares with an exercise price equal to the fair market value as described therein, and this warrant only vests and becomes exercisable at certain change of control events and expires on November 15, 2034. The Company has also issued warrants to US Capital Global Securities, LLC pursuant to four separate warrant agreements for an aggregate of 1,500 shares with an exercise price of $0.0001 and all of which expire in the third and fourth quarter of 2029.

●	During the three months ended June 30, 2025, the Company issued 347 shares of Class B common stock to external consultants as compensation for services rendered. The aggregate grant-date fair value of these shares was approximately $15 thousand, based on a weighted-average issuance price of $44.40. The fair value was determined based on the contemporaneous cash sale prices of Class B common stock to third-party investors.

●	During January 2026, in connection with its registered public offering, the Company entered into a placement agency agreement, dated January 22, 2026, with A.G.P./Alliance Global Partners (the “Placement Agent”) pursuant to which the Company issued to the Placement Agent warrants to purchase up to an aggregate of 135,000 shares of Class B common Stock at an exercise price equal to $2.10 per share. The Placement Agent warrants became exercisable immediately and have a term of five years.

●	During March 2026, the Company issued to certain holders of existing warrants new warrants (the “Inducement Warrants”) to purchase up to 4,751,250 shares of Class B common stock. The Inducement Warrants have an exercise price of $3.50 per share, became exercisable immediately and will expire on the five-year anniversary of their issuance date.

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The proceeds from each of the private placements set forth above was used for working capital and general corporate purposes. No intermediary was involved in any of the offerings set forth above.

Regulation A Offerings:

●	For the year ended December 31, 2022, the Company sold 1,038,800 shares of Class B Common Stock for approximately $28.7 million.

●	For the year ended December 31, 2023, the Company sold 1,076,716 shares of Class B Common Stock for approximately $33.9 million.

●	During the year ended December 31, 2024, the Company sold 322,037 shares of Class B Common Stock for approximately $10.2 million.

●	From June 30, 2025 to July 26, 2025 (the termination date of this offering), the Company sold 48,400 shares of Class B Common Stock for approximately $2.1 million.

For all Regulation A offerings set forth above, Dalmore LLC and/or OpenDeal Broker LLC acted as broker-dealers, receiving aggregate commissions of 1% of the total proceeds. The sales were to retail investors and the proceeds from each of the Regulation A offerings set forth above was used for working capital and general corporate purposes.

Regulation D 506(c) Offerings:

●	In 2022, the Company sold 25,693 shares of Series B-1 Preferred Stock for $709 thousand to an SPV that is owned by 12 accredited investors, none of which have a material relationship with the Company.

●	During the year ended December 31, 2024, the Company sold 256,708 shares of Class B common stock for approximately $7.5 million to a large number of accredited investors with no material relationship to the Company.

●	From June 30, 2025 to August 27, 2025, the Company sold 22,468 shares of Class B Common Stock for approximately $0.7 million to a large number of accredited investors with no material relationship to the Company.

The proceeds from each of the Regulation D offerings set forth above was used for working capital and general corporate purposes.

Regulation Crowdfunding Offering:

●	From May 30, 2024, to September 19, 2024, the Company sold 158,503 shares of Class B Common Stock for approximately $4,992,855. Jumpstart Micro, Inc. acted as the broker-dealer, receiving $249,643 in commissions.

The sales for the Regulation Crowdfunding offering were to retail investors and the proceeds from the Regulation Crowdfunding offering set forth above was used for working capital and general corporate purposes.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

		Incorporation by Reference
Exhibit Number		Form	File Number	Filing Date	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation of Aptera Motors Corp.	8-K	001-42884	October 1, 2025	3.1
3.2	Amended and Restated Bylaws of Aptera Motors Corp.	8-K	001-42884	October 1, 2025	3.2
4.1	Form of Voting Agreement	1-A POS	024-11479	August 10, 2023	5.1
4.2	Warrant issued to Amato and Partners, LLC dated November 15, 2024 (FMV Price)	S-1	333-289898	August 27, 2025	4.2
4.3	Amendment dated August 27, 2025 to Warrant issued to Amato and Partners, LLC dated November 15, 2024 (FMV Price)	S-1	333-289898	August 27, 2025	4.3
4.4	Warrant issued to Amato and Partners, LLC dated November 15, 2024 (Fixed Price)	S-1	333-289898	August 27, 2025	4.4
4.5	Warrant issued to US Capital Global Securities, LLC dated October 4, 2024	S-1	333-289898	August 27, 2025	4.5
4.6	Warrant issued to US Capital Global Securities, LLC dated October 25, 2024	S-1	333-289898	August 27, 2025	4.6
4.7	Warrant issued to US Capital Global Securities, LLC dated October 31, 2024	S-1	333-289898	August 27, 2025	4.7
4.8	Warrant issued to US Capital Global Securities, LLC dated December 2, 2024	S-1	333-289898	August 27, 2025	4.8
4.9	Form of Common Warrant	8-K	001-42884	January 26, 2026	4.1
4.10	Form of Placement Agent Warrant	8-K	001-42884	January 26, 2026	4.2
4.11	Form of Inducement Warrant	8-K	001-42884	March 12, 2026	4.1
5.1**	Opinion of Lowenstein Sandler LLP
10.1	2021 Stock Option and Incentive Plan #	1-K	24R-00472	May 2, 2022	6.1
10.2	Andromeda Interfaces Inc. Agreement and Plan of Merger and Settlement Agreement(^)	1-K	24R-00472	April 28, 2023	6.2
10.3	Chery Supply Agreement as amended	1-K	24R-00472	April 28, 2023	6.3
10.4	Option Agreement with Chris Anthony #	1-K	24R-00472	May 2, 2022	6.4
10.5	Option Agreement with Steve Fambro #	1-K	24R-00472	May 2, 2022	6.6
10.6	Single Tenant Lease - Net between the Company and EV 2340, LLC	1-A POS	024-11479	July 13, 2022	6.7
10.7	Lease between the Company and H.G. Fenton Property Company	1-A POS	024-11479	July 13, 2022	6.8
10.8	Share Purchase Agreement, dated as of October 13, 2025, by and between Aptera Motors Corp. and New Circle Principal Investments LLC.	8-K	001-42884	October 14, 2025	10.1

10.9	Registration Rights Agreement, dated as of October 13, 2025, by and between Aptera Motors Corp. and New Circle Principal Investments LLC.	8-K	001-42884	October 14, 2025	4.1

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10.10	Employment Agreement, effective October 16, 2025, by and between the Company and Chris Anthony.#	8-K	001-42884	October 22, 2025	10.1

10.11	Employment Agreement, effective October 16, 2025, by and between the Company and Steve Fambro.#	8-K	001-42884	October 22, 2025	10.2

10.12	Engagement Agreement, effective October 16, 2025, by and between the Company and Tom DaPolito.#	8-K	001-42884	October 22, 2025	10.3

10.13	Form of Indemnification Agreement.#	8-K	001-42884	October 22, 2025	10.4
10.14	2025 Omnibus Equity Incentive Plan.#	8-K	001-42884	October 22, 2025	10.5
10.15	Form of ISO Grant Agreement.#	8-K	001-42884	October 22, 2025	10.6
10.16	Form of NSO Grant Agreement.#	8-K	001-42884	October 22, 2025	10.7
10.17	Form of RSU Agreement.#	8-K	001-42884	October 22, 2025	10.8
10.18	Form of Securities Purchase Agreement	8-K	001-42884	January 26, 2026	10.1
10.19	Form of Placement Agency Agreement	8-K	001-42884	January 26, 2026	10.2
10.20	Form of Lock-Up Agreement	S-1	333-292655	January 9, 2026	10.19
10.21	Form of Inducement Agreement	8-K	001-42884	March 12, 2026	10.1
21.1	Subsidiaries of the Company	S-1	333-289898	August 27, 2025	21.1
23.1*	Consent of dbbMcKennon

23.2**	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (contained in the signature page of the registration statement)	S-1	333-292655	January 9, 2026

107**	Filing Fee Table

* Filed herewith.

** Previously filed

^ Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

# Indicates management contract or compensatory plan.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because they are not applicable or the information is included in the registrant’s consolidated financial statements or related notes.

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Securities Act.

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California on April 2, 2026.

APTERA MOTORS CORP.

/s/ Chris Anthony
By:	Chris Anthony
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities held on April 2, 2026.

Signature	Title

/s/ Chris Anthony	Co-Chief Executive Officer and Director
Chris Anthony	(Principal Executive Officer)

/s/ Tom DaPolito	Interim Chief Financial Officer
Tom DaPolito	(Principal Financial Officer and Principal Accounting Officer)

*	Co-Chief Executive Officer and Director
Steve Fambro

*	Director
Tony Kirton

*	Director
Todd Butz

*By:	/s/ Chris Anthony
Chris Anthony
Attorney-in-fact

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